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                                                                   EXHIBIT 10.03


                             AMENDMENT NO. 1 TO THE
              1999 AMERICAN AXLE & MANUFACTURING OF MICHIGAN, INC.
                              STOCK INCENTIVE PLAN


         WHEREAS, American Axle & Manufacturing of Michigan, Inc., a Michigan corporation, the predecessor to American Axle & Manufacturing Holdings, Inc., a Delaware corporation (the "Company"), previously established the 1999 American Axle & Manufacturing of Michigan, Inc. Stock Incentive Plan (the "Plan") and Options have been granted to Participants under the Plan pursuant to Stock Option Agreements; and

         WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to amend the Plan and the Stock Option Agreements under which Options have been granted under the Plan as set forth below.

         NOW, THEREFORE, the Plan and such Stock Option Agreements shall be amended as follows:

1. The Plan shall be renamed the "1999 American Axle & Manufacturing Holdings, Inc. Stock Incentive Plan."

2. Section 2(h) of the Definitions is hereby amended to define the Company as American Axle & Manufacturing Holdings, Inc., a Delaware corporation.

3. Options granted under the Plan pursuant to provisions in the Option Agreements requiring the Participant to become a party to the Stockholders' Agreement (as defined therein) as a condition to exercising Options shall be deleted. Notwithstanding provisions in the Option Agreements to the contrary, such Options shall not be subject to the Stockholders' Agreement and certificates representing the Shares purchased by exercise of the Option are not required to contain a legend stating that they are subject to the Stockholders' Agreement.







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As approved by the Board of Directors at its meeting held on October 25, 2000